Exhibit 10.2

[The Schedules and Exhibits referenced in this Second Amendment to Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Copies of the omitted Schedules and Exhibits will be provided to the Securities and Exchange Commission upon its request.]

SECOND AMENDMENT TO PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AGREEMENT (this “Second Amendment”) is entered into as of the 1st day of July, 2007, by and among ADVENT OXEA CAYMAN LTD., a Cayman Island limited liability company (“Parent Buyer”), OXEA CORPORATION, a Delaware corporation (“U.S. Buyer”), OXEA HOLDING GMBH, a German limited liability company (“German Holdco”), OXEA DEUTSCHLAND GMBH, a German limited liability company (“German Buyer”), OXEA BISHOP, LLC, a Delaware limited liability company (“Oxea Bishop”), OXEA JAPAN KK, a Japanese business corporation (“Oxea Japan”), OXEA UK LTD., a United Kingdom limited company (“Oxea UK”), CELANESE LTD., a Texas limited partnership (“Celanese Ltd.”), TICONA POLYMERS INC., a Delaware corporation (“Ticona,” and together with Celanese Ltd., “U.S. Seller”), and CELANESE CHEMICALS EUROPE GMBH, a German limited liability company (“German Seller”). U.S. Seller and German Seller are collectively referred to herein as “Sellers” and individually as a “Seller.” Parent Buyer, U.S. Buyer, German Holdco, German Buyer, Oxea Bishop, Oxea Japan and Oxea UK are collectively referred to herein as “Buyer”. Buyer, U.S. Seller and German Seller are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, certain of the Parties are party to that certain Purchase Agreement dated as of December 12, 2006, as amended by that certain First Amendment to Purchase Agreement dated as of February 28, 2007 among all the Parties (as amended, the “Purchase Agreement”); and

WHEREAS, the Parties desire to further amend the Purchase Agreement in accordance with Section 11(i) thereof as set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, the Parties agree as follows:

1. Capitalized Terms. Unless otherwise defined in this Second Amendment, all capitalized terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Non-Solicitation by Buyer. Section 6(c) of the Purchase Agreement is hereby amended by adding a new subparagraph (vi) after Section 6(c)(v) (and renumbering subparagraph (vi) as a new subparagraph (vii)) as follows:

‘‘(vi) Buyer agrees that during the period commencing on July 1, 2007 and ending on the third anniversary of the Closing Date, the Buyer (including any Subsidiary of Parent Buyer) shall not cause, solicit, induce or encourage employees of Parent or Sellers (or any other Affiliate of Parent) to leave such employment; provided, however, that this prohibition shall not apply to any such employee who responds to a public solicitation not targeted directly at such employee, Parent or the Sellers (or any other Affiliate of Parent).”

3. Payments under Natural Gas Contract. Section 6 of the Purchase Agreement is hereby amended by adding a new subparagraph (p) thereto as follows:

‘‘(p) Parent and Sellers acknowledge that Buyer has agreed to credit Seller with EUR 600,000 as an account receivable in the Working Capital calculation on the Closing Date Statement, which amount relates to the rebates to be paid to German Seller under that certain supply agreement (as amended by letter agreement dated 11 February 2007) between German Seller and Infraserv GmbH & Co. Hochst KG (“IFS”) (the “IFS Supply Agreement”) to supply natural gas to the syngas plant in Oberhausen (the “IFS Supply Agreement”). According to the IFS Supply Agreement, German Seller was entitled to the following payments:

(a) By 1 April 2007 — EUR 2.0 million plus VAT;

(b) By 1 July 2007 — EUR 1.5 million plus VAT; and

(c) By 1 February 2008 — EUR 2.0 million plus VAT.

Parent and Sellers acknowledge and agree that (i) the IFS Supply Agreement is deemed assigned from German Seller to German Buyer with economic effect as of the Closing pursuant to Section 2(a)(v) of the Agreement, (ii) German Buyer is entitled to all rights of German Seller in and to the aforementioned rebates (totaling EU5.5M) to be paid to German Seller under the IFS Supply Agreement, and (iii) Sellers shall notify IFS to pay all such rebates directly to Buyer. In the event any such rebates are mistakenly paid to Parent or the Sellers, Parent or Sellers shall promptly pay such amounts over to Buyer.”

4. Purchase Agreement Definition. All references in the Purchase Agreement to “this Agreement” and any other references of similar import shall hereafter refer to the Purchase Agreement as amended by this Second Amendment.

5. Purchase Price Allocation; Closing Date Statement; Final Specified Deductions. Prior to the date hereof the Parties have finalized the Closing Date Statement and the Final Specified Deductions (as such terms are defined in the Purchase Agreement). The Parties agree that the purchase price allocation attached as Exhibit A hereto shall be the final agreed upon allocation referenced in Section 2(e) of the Purchase Agreement.

6. Counterparts. This Second Amendment may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Second Amendment by facsimile shall be effective as delivery of an originally executed counterpart to this Agreement.

7. Effect of Second Amendment. Except as set forth in this Second Amendment, the terms and provisions of the Purchase Agreement (a) are hereby ratified and confirmed, and (b) shall be and remain in full force and effect.

BALANCE OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date first above written.

ADVENT OXEA CAYMAN LTD.	OXEA DEUTSCHLAND GMBH

By: /s/ Michael J. Ristaino	By: /s/ Martina Floeel

Name: Michael Ristaino	Name: Martina Floeel

Title: Director	Title: Managing Director

OXEA CORPORATION	OXEA BISHOP, LLC

By: /s/ Robert B. Gengelbach	By: /s/ Robert B. Gengelbach

Name: Robert B. Gengelbach	Name: Robert B. Gengelbach

Title: President	Title: President

OXEA HOLDING GMBH	OXEA JAPAN KK

By: /s/ Cornelius Robertson	By: /s/ Cornelius Robertson

Name: Cornelius Robertson	Name: Cornelius Robertson

Title: Managing Director	Title: Managing Director

OXEA UK LTD.

By: /s/ Cornelius Robertson

Name: Cornelius Robertson

Title: Managing Director

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date first above written.

CELANESE LTD.	CELANESE CHEMICALS EUROPE GMBH
By: Its General Partner, Celanese International Corporation

By: /s/ Kevin J. Rogan	By: /s/ Michael Reap

Name: Kevin J. Rogan	Name: Michael Reap

Title: Assistant Secretary	Title: Attorney-in-Fact

TICONA POLYMERS INC.

By: /s/ Kevin J. Rogan

Name: Kevin J. Rogan

Title: Assistant Secretary